Malizia Spidi & Fisch, PC
ATTORNEYS AT LAW
1227 25th Street, N.W.
Suite 200 West
Washington, D.C.  20037
(202) 434-4660
Facsimile: (202) 434-4661

July 1, 2011

Board of Directors
Teche Holding Company
1120 Jefferson Terrace Boulevard
New Iberia, Louisiana 70560

RE:                          Registration Statement on Form S-8:
Teche Holding Company 2011 Stock-Based Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Teche Holding Company, a Louisiana company (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 250,000 shares of common stock, par value $.01 per share (the “Common Stock”) of the Company which may be issued upon the exercise of options of shares of Common Stock granted under the Teche Holding Company 2011 Stock-Based Incentive Plan (the “Plan”), as more fully described in the Registration Statement.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the stock awards granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

/s/ Malizia Spidi & Fisch, PC
Malizia Spidi & Fisch, PC